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                     September 1, 2023

       Chee Shiong (Keith) Kok
       Chief Executive Officer
       HHG Capital Corp
       1 Commonwealth Lane
       #03-20, Singapore, 149544

                                                        Re: HHG Capital Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 22,
2023
                                                            File No. 001-40820

       Dear Chee Shiong (Keith) Kok:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Ted Paraskevas, Esq.